EXHIBIT 10.34

License Agreement

AGREEMENT made as of the first day of November by and between THE ROCKEFELLER UNIVERSITY (“ROCKEFELLER”), an education corporation organized and existing under the laws of the State of New York, having an office at 1230 York Avenue, New York, New York 10021-6399, and NEUROLOGIX, INC. (the “COMPANY,”) a corporation organized and existing under the laws of the State of Delaware having an office at One Birch Plaza, Fort Lee, NJ 07024.

W I T N E S S E T H:

WHEREAS, ROCKEFELLER is the owner of certain valuable technology and know-how, as more fully described on Exhibit “A,” developed in the laboratory of Dr. Michael Kaplitt;

WHEREAS, COMPANY and ROCKEFELLER entered into exclusive License Agreements dated November 8, 1999 and April 16, 2001 (“Existing Licenses”) relating to the valuable technology and know-how identified in Exhibit “A,” with the exception of the technology identified in such exhibit as “RU-533”;

WHEREAS, COMPANY and ROCKEFELLER desire to modify the terms of the Existing Licenses in the manner hereinafter provided, and COMPANY desires to obtain the exclusive right and license in and to RU-533 to use, develop, manufacture, market and exploit the technology, together with relevant know-how for commercial development and application all in the manner hereinafter provided.

NOW, THEREFORE, in consideration of the promises and of the covenants and conditions contained herein, and intending to be bound hereby, the parties agree as follows:

1. DEFINITIONS

The following terms shall have the meaning assigned to them below when used in this Agreement:

1.1 “Party” shall mean either COMPANY or ROCKEFELLER; “Parties” shall mean both COMPANY and ROCKEFELLER.

1.2 “Licensed Patent Rights” shall mean:

(a) the patent applications and patents set forth in Exhibit “A”; and

(b) all patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, foreign counterparts, extensions or additions of the application described in Exhibit A hereof, and all patents which may issue thereon.

1.3 “Technical Information” shall mean any and all technical data, information, materials and know-how owned by ROCKEFELLER, existing in a tangible form and available for transfer to COMPANY, at the date of this Agreement or which may during the term of the license hereunder be developed and be available for licensing by ROCKEFELLER, and which is needed in the practice of Licensed Patent Rights.

1.4 “Territory” shall mean the World.

1.5 “Product(s)” shall mean any and all products which embody or the manufacture or use of which employ Licensed Patent Rights or Technical Information.

1.6 “Exchange Product(s)” shall mean any and all products COMPANY acquires as a result of exchanging technology described and claimed in Licensed Patent Rights with an unrelated third party.

1.7 “Net Sales” shall mean the total price received by COMPANY and its sublicensees for Products sold in each country in which COMPANY has received governmental approval in the subject country to commercially market and sell said Product in such country, less normal deductions which reduce the amount actually received by the seller, such as sales taxes, agency commissions, refunds, rebates, allowances for return of goods for defective quality, and freight or cash discounts.

1.8 “Effective Date” shall mean the day and year as first written above.

1.9 “Invention” shall, as used in section 4.2, comprise the patent applications and patents relating to a single Rockefeller case number (“RU xxx”) under the patent rights specified in Exhibit A. For example, a Licensed Product that practices or employs multiple patents that arose from a single RU case number practices or employs one “Invention,” whereas a Licensed Product that practices or employs two patents, each of which arose from a different RU case number, practices or employs two “Inventions.”

2. LICENSE GRANT; WARRANTY; OWNERSHIP OF MODIFICATIONS

2.1 This Agreement is intended by the parties to restate, amend, and supercede the Existing Licenses, which shall, upon the effective date of this Agreement, no longer control the parties’ relationship with respect to the subject matters addressed therein.

2.2 ROCKEFELLER hereby grants to COMPANY the sole and exclusive right and license with the right to sublicense under Licensed Patent Rights and Technical Information to make, have made, use and sell Products in the Territory, except to the extent that ROCKEFELLER’s right to do so may be limited under the provisions of 35 United States Code, et seq., Section 201, and regulations and rules promulgated thereunder.

2.3 The COMPANY’s right to sublicense granted by ROCKEFELLER under the License is subject to each of the following conditions:

(a) In each sublicense agreement, COMPANY will prohibit the sublicensee from further sublicensing and require that the sublicensee comply with the terms and conditions of this Agreement.

(b) Within thirty (30) days after COMPANY enters into a sublicense agreement, COMPANY will deliver to ROCKEFELLER a complete and accurate copy of the entire sublicense agreement written in the English language. ROCKEFELLER’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of ROCKEFELLER or obligation of COMPANY under this Agreement.

(c) COMPANY’s execution of a sublicense agreement will not relieve COMPANY of any of its obligations under this Agreement. COMPANY is primarily liable to ROCKEFELLER for any act or omission of an Affiliate or sublicensee that would be a breach of this Agreement if performed or omitted by COMPANY, and COMPANY will be deemed to be in breach of this Agreement as a result of such act or omission.

2.4 ROCKEFELLER represents and warrants that it has all necessary title, right and power to grant the licenses and rights granted hereunder, free and clear of any liens, claims or encumbrances.

2.5 All modifications to the Licensed Patent Rights and Technical Information developed solely by COMPANY shall be the exclusive property of COMPANY.

3. PATENTS

3.1 ROCKEFELLER shall select qualified independent patent counsel reasonably acceptable to COMPANY to prepare, file, prosecute and maintain all patent applications included in the Licensed Patent Rights. Such counsel shall interact with COMPANY under the terms of a Client and Billing Agreement in the form attached as Exhibit B. COMPANY shall be entitled to determine the countries in which it wishes to obtain and maintain patent protection under this Agreement, and patent applications shall be filed in such countries by ROCKEFELLER.

3.2 COMPANY shall be free, at any time and at its sole option, to abandon patent prosecution or maintenance with respect to any patent application or patent within the Licensed Patent Rights in any country of the Territory. COMPANY shall promptly advise ROCKEFELLER of its election not to proceed with and/or to abandon the preparation, filing, prosecution, or maintenance of any patent application or patent licensed hereunder at least thirty (30) days before a due date to allow ROCKEFELLER at its own cost to effectuate such preparation, filing, prosecution, or maintenance if it so desires; and COMPANY shall, at the request of ROCKEFELLER, take whatever reasonable steps may be necessary or appropriate to return to ROCKEFELLER all rights licensed from ROCKEFELLER with respect to the applicable Licensed Patent Rights which it proposes to abandon. Nothing herein is intended or shall be construed as obligating ROCKEFELLER to apply for any U.S. or foreign patents at its own expense, or to defend any patent or patent application that may be included in Licensed Patent Rights hereunder. Nothing herein is intended or shall be construed as obligating COMPANY to maintain its license with respect to any patent or application which may be included in the Licensed Patent Rights hereunder or to continue to finance the preparation, filing, prosecution or maintenance of any patent application or patent in any country or jurisdiction.

3.3 Except in accordance with the exercise of its rights to abandon patent prosecution or maintenance pursuant to Section 3.2 hereof, COMPANY shall continue to reimburse ROCKEFELLER for filing, prosecution, and maintenance costs associated with the Licensed Patent Rights actually incurred by ROCKEFELLER with respect to each such patent application or patent licensed hereunder during the term this Agreement.

4. FEES AND ROYALTIES

4.l Upon execution of the Agreement, COMPANY will issue to ROCKEFELLER, as partial consideration for the License, shares of Common Stock of COMPANY as will cause ROCKEFELLER to own two and one-half percent (2.5%) of the capital stock of COMPANY on a fully diluted basis. The issuance of equity will be pursuant to a Stock Purchase Agreement substantially in the form attached hereto as Exhibit C.

4.2 In further consideration of the rights and licenses granted hereunder, COMPANY shall pay or cause to be paid to ROCKEFELLER amounts, as follows:

(a) benchmark payments as follows for each Product:

(i) upon filing for BLA/PLA: $50,000

(ii) upon FDA approval of the BLA/PLA: $200,000

(b) royalties on Net Sales of a Product and Exchange Product that practices or employs only one Invention under the Licensed Patent Rights, as follows:

(i) xxx percent (xxx%) of the Net Sales under Five Hundred Million ($500,000,000) Dollars;

(ii) xxx percent of the Net Sales over Five Hundred Million ($500,000,000) Dollars.

(c) royalties of xxx (xxx%) percent of the Net Sales of a Product and Exchange Product that practices or employs more than one Invention under the Licensed Patent Rights.

(d) sublicense income as follows: xx (xx%) percent of the consideration, including upfront license fees and milestone payments, but excluding any royalties based on Net Sales, actually received by COMPANY from a third party for a sublicense to the Licensed Patent Rights and Technical Information.

The obligation to pay royalties hereunder is imposed only once with respect to the sale of a Product regardless of the number of patents or valid claims which cover such Product. There shall be no obligation to pay ROCKEFELLER royalties pursuant to Section 4.2 (b) hereof on sale of Products by COMPANY to its sublicensees for resale, but in such instances, the obligation to pay royalties shall arise upon the sale by COMPANY or its sublicensees to unrelated third parties.

4.3 ROCKEFELLER agrees to use reasonable efforts, short of litigation, to resist any claim which might effect the exclusive nature of any license granted hereunder. Should it develop at any time during the term of this Agreement, however, that the license granted herein is rendered non-exclusive in any country of the Territory as a result of any governmental, judicial or other action, then the royalty provided in Paragraph 4.2(b) hereof due to ROCKEFELLER from COMPANY on the affected product in that country shall be reduced by one half.

4.4 Upon commencement of commercial sales of any Products which generate a royalty to ROCKEFELLER pursuant to this Agreement, COMPANY shall, within ninety (90) days from June 30th and December 31st of each year, make semi-annual reports to ROCKEFELLER showing the total Net Sales of Products sold, leased or otherwise disposed of during such period and the calculation of royalties thereon. Any royalty then due and payable shall be included with such report. All amounts that are not paid when due will accrue interest from the date due until paid at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less). COMPANY’s records shall be open to inspection by ROCKEFELLER or a certified public accountant designated by ROCKEFELLER, at reasonable times and upon reasonable notice no more frequently than once per year, for the sole purpose of verifying the accuracy of the reports and royalty payments.

4.5 ROCKEFELLER hereby represents that it has no knowledge of any charges that the Licensed Patent Rights infringe any rights of any third parties. ROCKEFELLER further represents that it has no knowledge of any infringement of any of the Licensed Patent Rights. COMPANY shall have the right but not the obligation, in its own name, to institute patent infringement proceedings against third parties based on any Licensed Patent Rights licensed hereunder. In the event that COMPANY institutes patent infringement proceedings, COMPANY shall have the right to litigate and/or settle such patent infringement proceedings for such amounts as it determines to be reasonable in COMPANY’s sole discretion. If COMPANY does not institute infringement proceedings against such third parties, ROCKEFELLER shall have the right but not the obligation, to institute such proceedings. The expenses of such proceedings, including lawyers’ fees, shall be borne by the Party instituting suit. Each Party shall execute all necessary and proper documents and take all other appropriate action to allow the other Party to institute and prosecute such proceedings. Any award paid by third parties as a result of such proceedings (whether by way of settlement or otherwise) shall first be applied toward reimbursement for the legal fees and expenses incurred, and the excess, if any, shall be shared on a pro rata basis based on the expenses incurred by each party. So long as such infringement proceedings continue, COMPANY shall be permitted to reserve any royalty due to ROCKEFELLER on sales of the affected Product in the country in question until such time as the proceedings have been concluded. If the patent is finally held to be valid and infringed by any such third party, the reserved royalty shall thereupon be promptly paid to ROCKEFELLER; if such patent is finally held to be unenforceable or invalid, then ROCKEFELLER shall not be entitled to the reserved royalty and no further royalty shall be due by COMPANY or its sublicensee under that patent; royalties theretofore paid may be retained, however.

4.6 Should COMPANY in any calendar year be required to pay royalties in any country under third party patents in order to make, use, or sell a Product hereunder, COMPANY shall have the right to deduct such royalties from any royalties due ROCKEFELLER in that country, up to a maximum of fifty (50) cents for each dollar of royalty owed to ROCKEFELLER in that country, provided, however, that the royalty owed to ROCKEFELLER shall never be less than one-half (l/2) of the amount due under the applicable royalty rate. In the event such unlicensed competition should render it impossible for COMPANY to make an acceptable profit in any country of the Territory, the Parties shall meet to discuss an appropriate further reduction in the royalty due ROCKEFELLER for that country.

4.7 Should COMPANY decide at any time during the term hereof that it will no longer commercially pursue development of any invention licensed hereunder, COMPANY shall promptly notify ROCKEFELLER of its decision and upon request from ROCKEFELLER, shall take whatever steps are necessary to assure reversion to ROCKEFELLER of all rights to the Licensed Patent Rights.

4.8 ROCKEFELLER shall have the right to terminate this license at any time after, with respect to U.S. Patent No. 6,040,172, three (3) years from the date of license, or, with respect to the other Licensed Patent Rights, five (5) years from the date of license, if, in ROCKEFELLER’s reasonable judgment taking into account the normal course of such programs conducted with sound and reasonable business practices and judgment, and any reports provided, COMPANY:

(a) has not filed a New Drug Application, or its equivalent, for a Product with the United States Food and Drug Administration, directly or through a sublicensee and is not keeping such Product reasonably available to the Public, and

(b) is not demonstrably engaged in research, development, manufacturing, marketing or sublicensing program, as appropriate, directed toward this end.

4.9 The licenses herein granted shall continue for the lives of any patents hereunder as the same or the effectiveness thereof may be extended by any governmental authority, rule or regulation applicable thereto. Thereafter, upon expiration of all Licensed Patent Rights in a country, COMPANY shall have a fully paid up license to make, have made, use and sell the Product(s) for any use in that country.

5. PUBLICITY

Except as may be required by law or may be a required disclosure in COMPANY’s filings with the United States Securities and Exchange Commission, COMPANY will not use directly or by implication the name of ROCKEFELLER, or the name of any member of the faculty or staff of ROCKEFELLER, or any unpublished information or data relating to the investigation without the prior written approval of ROCKEFELLER and the faculty or staff member involved, which consent shall not be unreasonably withheld.

6. INDEMNIFICATION; INSURANCE

6.1 COMPANY will defend, indemnify and hold harmless ROCKEFELLER and its trustees, officers, agents and employees (each, an “Indemnified Party”) from and against any and all liability, loss, damage, action, claim, or expense suffered or incurred by the Indemnified Parties, including attorneys’ fees and expenses (collectively, “Liabilities”), arising out of or resulting from:

(a) the development, testing, use, manufacture, promotion, sale or other disposition of any Licensed Patent Rights or Products by COMPANY, its affiliates, sublicensees, assignees or vendors or third parties;

(b) any material breach of this Agreement by COMPANY or its affiliates or sublicensees; and

(c) the enforcement of this Article 6 by any Indemnified Party.

Liabilities include, but are not limited to:

(x) any product liability or other claim of any kind related to use by a third party of a Product that was manufactured, sold or otherwise disposed of by COMPANY, its affiliates, sublicensees, assignees or vendors or third parties;

(y) a claim by a third party that the Licensed Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party; and

(z) clinical trials or studies conducted by or on behalf of COMPANY, its affiliates, sublicensees, assignees or vendors or third parties relating to the Licensed Patent Rights or the Products, such as claims by or on behalf of a human subject of any such trial or study.

6.2 COMPANY will not settle or compromise any claim or action giving rise to Liabilities in any manner that imposes any restrictions or obligations on ROCKEFELLER or grants any rights to the Licensed Patent Rights or Products without ROCKEFELLER’s prior written consent, which shall not unreasonably be withheld. If COMPANY fails or declines to assume the defense of any claim or action within thirty (30) days after notice of the claim or action, then ROCKEFELLER may assume the defense of such claim or action for the account and at the risk of COMPANY, and any Liabilities related to such claim or action will be conclusively deemed a liability of COMPANY. The indemnification rights of the Indemnified Parties under this Article 6 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

6.3 COMPANY will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of COMPANY’s performance under this Agreement:

(a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate;

(b) prior to the commencement of clinical trials involving Products, clinical trials coverage in a minimum amount of $2,000,000 combined single limit per occurrence and $5,000,000 in the aggregate; and

(c) prior to the sale of the first Product, product liability coverage, in a minimum amount of $2,000,000 combined single limit per occurrence and $5,000,000 in the aggregate.

ROCKEFELLER may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 6.3, and ROCKEFELLER reserves the right to request that COMPANY adjust the limits accordingly, which COMPANY shall consider in good faith. The required minimum amounts of insurance do not constitute a limitation on COMPANY’s liability or indemnification obligations to ROCKEFELLER under this Agreement.

6.4 The policies of insurance required by Section 6.3 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name ROCKEFELLER as an additional insured with respect to COMPANY’s performance under this Agreement. COMPANY will provide ROCKEFELLER with insurance certificates evidencing the required coverage within thirty (30) days after the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify ROCKEFELLER in writing at least thirty (30) days prior to the cancellation or material change in coverage.

7. NOTICES

Any Notice required to be given pursuant to this Agreement shall be made by personal delivery, by courier service or, if by mail, by registered or certified mail, return receipt requested, by one Party to the other Party at the addresses noted below.

In the case of COMPANY, notice shall be sent to:

Neurologix, Inc.

c/o Palisade Capital Management, L.L.C.

One Bridge Plaza

Fort Lee, New Jersey 07024

Attention: Mr. Mark S. Hoffman

Fax Number: (718) 747-0569

With a copy to:

Neurologix, Inc.

271-32 E. Grand Central Parkway

Floral Park, NY 11005

Attention: Dr. Martin J. Kaplitt, President

Fax Number: (718) 229-3804

In the case of ROCKEFELLER, notice shall be sent to:

The Rockefeller University

1230 York Avenue, Box 81

New York, New York 10021-6399

Attn: Office of Technology Transfer

8. LAW TO GOVERN

This Agreement shall be interpreted and governed in accordance with the laws of the State of New York, without regard to such State’s conflicts of law or choice of law provisions.

9. ASSIGNMENT

This Agreement may not be assigned by either Party without the prior written consent of the other. Notwithstanding the foregoing, COMPANY may assign this Agreement without the consent of ROCKEFELLER to a purchaser or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of COMPANY’s stock or assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, provided that such successor-in-interest or purchaser agrees in writing to assume all of LICENSEE’s obligations under this Agreement.

10. TERMINATION

10.1 This Agreement shall remain in full force and effect until terminated as provided herein. COMPANY shall have the right to terminate this Agreement at any time upon ninety (90) days’ prior written Notice to ROCKEFELLER. Such termination shall automatically terminate the license provided in Section 2 hereof, but shall not relieve COMPANY of the obligation to pay royalties for any period prior to the effective date of termination. In the event of such termination, COMPANY agrees to deliver to ROCKEFELLER all test, clinical, and other technical data developed by COMPANY concerning the Technical Information and/or Licensed Patent Rights, and ROCKEFELLER shall have the right to use such data thereafter in any manner it deems fit, including, but not limited to, the licensing of third parties.

10.2 Either Party may terminate this Agreement in the event of a material breach by the other Party, provided only that the offending Party is given notice of the breach and a reasonable time, not to exceed sixty (60) days, in which to cure such breach.

10.3 Any termination of this Agreement and/or license granted hereunder shall also terminate any sublicense.

11. RESOLUTION OF DISPUTES

The Parties agree that in the event of a dispute between them arising from, concerning, or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve the same amicably between themselves. If such dispute is not resolved within a commercially reasonable period of time, either Party may submit the dispute to arbitration under the rules of the American Arbitration Association. Such arbitration shall be held at the location of the Party that did not submit the dispute to Arbitration.

12. FORCE MAJEURE

The Parties shall not be liable in any manner for failure or delay in fulfillment of all or part of this Agreement, directly or indirectly caused by acts of God, governmental orders or restrictions, war, war-like condition, revolution, riot, looting, strike, lockout, fire, flood or other similar or dissimilar causes or circumstances beyond the non-performing Party’s control. The non-performing Party shall promptly notify the other Party of the cause or circumstance and shall recommence its performance of its obligations as soon as practicable after the cause or circumstance ceases.

13. ENTIRE UNDERSTANDING

This Agreement represents the entire understanding between the Parties concerning the subject matter hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

NEUROLOGIX, INC.

By:	/s/ Martin J. Kaplitt

Martin J. Kaplitt, M.D.
Title:	President
Date:	12/26/02

THE ROCKEFELLER UNIVERSITY

By:	/s/ Thomas P. Sakmar

Thomas P. Sakmar, M.D.
Title:	Acting President
Date:	12/19/02